  Exhibit 16.1

February 14, 2020

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: Northern Minerals & Exploration Ltd.

Dear Sir or Madam:

We have read the statements made by Northern Minerals & Exploration Ltd. (“the Company”) which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated February 14, 2020. We agree with the statements disclosed under Item 4.01 in such Form 8-K insofar as they relate to our Firm.

We have no basis on which to agree or disagree with the other statements contained in the Form 8-K.

Very truly yours,

/s/ Fruci & Associates II, PLLC

Spokane, Washington